EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

TrueBlue, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	695,000(1)(3)	$18.15(4)	$12,614,250.00	$0.0001102	$1,390.09
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	1,000,000(2)(3)	$18.15(4)	$18,150,000.00	$0.0001102	$2,000.13
Total Offering Amounts					$30,764,250.00		$3,390.22
Total Fee Offsets							$0
Net Fee Due							$3,390.22

(1)    Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Registrant’s Amended and Restated 2016 Omnibus Incentive Plan (the “2016 Plan”).

(2)    Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Registrant’s Amended and Restated 2010 Employee Stock Purchase Plan (the “ESPP”).

(3)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s Common Stock that may become issuable under the 2016 Plan and the ESPP as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock.

(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $18.15, based on the average of the high sales price ($18.36) and the low sales price ($17.94) for the Registrant’s Common Stock as reported on the New York Stock Exchange on July 24, 2023.